IMPORTANT

    Stockholders are cordially invited to attend the annual stockholders' meeting. If you will be unable to attend the annual meeting in person, it is important that you fill out, sign and return the enclosed proxy promptly in order to insure a proper representation at the meeting.

BANGOR HYDRO-ELECTRIC COMPANY
NOTICE OF ANNUAL MEETING
MAY 17, 1995



To The Stockholders:

    The Annual Meeting of the stockholders of Bangor Hydro-Electric Company will be held on Wednesday, May 17, 1995 at 10:00 o'clock a.m. at the Rococo Room of the Pilot's Grill restaurant, Hammond Street, Bangor, Maine for the purpose of electing three directors to serve for three-year terms and to transact such other business as may properly come before the meeting. The Board of Directors expects that a stockholder will propose the adoption of a policy relating to the tabulation of stockholder votes.

    The Board of Directors has fixed the close of business on March 18, 1995 as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting. Accordingly, only stockholders of record at the close of business on March 18, 1995 will be entitled to vote at said meeting.

    IF YOU DO NOT PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE, SIGN and RETURN the enclosed proxy. An addressed envelope, which requires no postage if mailed in the United States, is provided for your use.

                           By Order of the Board of Directors

                           Frederick S. Samp

                           Clerk

Bangor, Maine
March 31, 1995


BANGOR HYDRO-ELECTRIC COMPANY
33 State Street
Bangor, Maine 04401

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 1995

    The accompanying proxy to be mailed on or about March 31, 1995 is solicited by the Board of Directors of Bangor Hydro-Electric Company and the cost of such solicitation will be paid by the Company. The person giving the proxy has the power to revoke it at any time before it is exercised (1) by delivery to the Clerk of the Company of any written instrument which by its terms revokes the proxy, (2) by duly executed proxy subsequent in time to the original proxy, (3) by the presence of the stockholder at the Annual Meeting and the giving of notice to the Clerk of the Company of such revocation, or
(4) by giving notice in open meeting at the Annual Meeting of such revocation.

    The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares of the Company's Common Stock and Preferred Stock. In addition to the use of the mail, proxies may be solicited by employees of the Company, by personal interview, by telephone or by telegraph.

VOTING SECURITIES OUTSTANDING AND PRINCIPAL HOLDERS THEREOF

    The Company has outstanding 47,340 shares of Preferred Stock having general voting rights of one vote per share, and, as of December 31, 1994, 7,185,143 shares of Common Stock having general voting rights of one-twelfth of one vote per share. Stockholders of record at the close of business on March 18, 1995 will be entitled to vote at the Annual Meeting.

    The following table sets forth as of December 31, 1994 information with respect to persons known to management to be the beneficial owners of more than 5% of any class of voting securities of the Company:




                                              Amount and
                      Name and Address        Nature of
Title of               of Beneficial          Beneficial     Percent
 Class                      Owner              Ownership      of Class
---------------------------------------------------------------------

Preferred Stock   First Colony Life           5,291 shares    11.2%
                  Insurance Company
                  700 Main Street
                  Lynchburg, Virginia 24504


    First Colony Life Insurance Company is a holder of term notes due 2008 in the amount of $6,820,883 executed by Bangor-Pacific Hydro Associates ("BPHA"). BPHA is a partnership that was formed in 1986 for the purpose of redeveloping and operating a hydroelectric project located within the Company's service territory. Penobscot Hydro Co., Inc., a wholly owned subsidiary of Bangor Hydro-Electric Company, is a 50% general partner of BPHA. During 1994, BPHA paid $711,814 in interest and $35,000 in principal to First Colony Life Insurance Company.

    The following table sets forth as of December 31, 1994 information with respect to the beneficial ownership of equity securities by directors, nominees for the office of director and named executive officers:

Title of Class     Name of Beneficial Owner     Beneficially Owned*
---------------------------------------------------------------------

Common              Robert S. Briggs                       3,638
Preferred           Robert S. Briggs                          21
Common              William C. Bullock, Jr.                2,008
Common              Jane J. Bush                             261
Common              David M. Carlisle                        850
Common              Alton E. Cianchette                      862
Common              Helen S. Dudman                        2,735
Common              G. Clifton Eames                         600
Common              Robert H. Foster                       1,862
Common              Carroll R. Lee                         1,262
Common              Directors & Executive
                     Officers as a group (10)             14,357
Preferred           Directors & Executive
                     Officers as a group (10)                 21

* The directors and executive officers of the Company as a group own a beneficial interest in less than 1% of the Company's Common and Preferred Stock.

ELECTION OF DIRECTORS

    It is intended, unless otherwise instructed in the enclosed proxy, to vote the proxies in favor of the election of the nominees named in the table on the following page as directors to hold office until the expiration of their respective terms and until their successors shall have been duly elected and qualified. The nominees are now members of the Board of Directors of the Company, each having served continuously since first elected.

    If, for any reason, any of the nominees is unable to serve (which event is not now anticipated) it is intended that such proxies will be voted for the election of such other person or persons as may be designated by a majority of the directors.

    The following table sets forth the nominees and the directors whose terms continue, their ages, other positions held by them with the Company, the date when they first became a director and their business experience during the past five years (including any other directorship held by them in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act, or in any company registered as an investment company under the Investment Company Act of 1940 (referred to in the table as "Reporting Companies")):






                                           BUSINESS EXPERIENCE DURING
                               BECAME      LAST 5 YEARS AND DIRECTORSHIPS
NAME AND POSITION (AGE)       DIRECTOR     IN OTHER REPORTING COMPANIES
-------------------------------------------------------------------------

CLASS III  (NOMINEES, FOR TERMS EXPIRING IN 1998)

Carroll R. Lee (45)                1991    Vice President - Operations of
Vice President -                           the Company; Director of Maine
Operations and Director                    Yankee Atomic Power Company;
                                           Director of Maine Electric Power
                                           Company, Inc.

David M. Carlisle (56)             1989    President, Prentiss & Carlisle
Director                                   Company, a timber land management
                                           company; Director of Fleet Bank of
                                           Maine; Director of Eastern Maine
                                           Healthcare

Jane J. Bush (49)                  1990    Vice President, Coastal Ventures,
Director                                   a retailing company


CLASS I (DIRECTORS WHOSE TERMS EXPIRE IN 1996)

Alton E. Cianchette (64)           1991    Chairman of the Board of Cianbro
Director                                   Corporation, a construction company;
                                           Director of Key Bank of Maine;
                                           Member of the Maine State Senate

Helen S. Dudman (70)               1986    Chairman of Dudman Communications
Director                                   Corporation, Licensee of WWMJ, WEZQ
                                           and WDEA Radio; Director of Maine
                                           Employers' Mutual Insurance Company;
                                           Director, Finance Authority of
                                           Maine; Trustee of Maine Public
                                           Broadcasting


Robert H. Foster (60)              1985    Chairman of R.H. Foster, Inc., a
Director                                   distributor of petroleum products;
                                           Director and Treasurer of Maine Wild
                                           Blueberry, a blueberry processor

CLASS II  (DIRECTORS WHOSE TERMS EXPIRE IN 1997)

Robert S. Briggs (51)              1985    Chairman of the Board; President
Chairman of the Board,                     & Chief Executive Officer of the
President and Chief                        Company; Director of Maine Yankee
Executive Officer                          Atomic Power Company; Trustee of
                                           Eastern Maine Medical Center

William C. Bullock, Jr. (58)       1982    Chairman of the Board and
Director                                   Director of Merrill Merchants Bank;
                                           From June 1988 until October 1992
                                           acted as Financial Consultant and
                                           Private Investor; Trustee, Maine
                                           State Retirement System; Director of
                                           Eastern Maine Healthcare

G. Clifton Eames (67)              1984    Chairman of the Board of Trustees
Director                                   of Bangor Savings Bank; Chairman of
                                           the Board of Directors of N.H. Bragg
                                           & Sons, a distributor of automotive
                                           and industrial supplies; Until May
                                           of 1992, served as President of N.H.
                                           Bragg & Sons; Director of Eastern
                                           Maine Healthcare


     In 1994, the Board of Directors met on eleven occasions. The Board of Directors has four standing committees: an Executive Committee, an Audit Committee, an Investment Committee and a Compensation Committee. The Executive Committee consists of Mr. Bullock (Chair), Mr. Eames, Mrs. Bush and Mrs. Dudman. The Executive Committee performs those functions delegated from time to time by the Board of Directors but has not been delegated standing authority to act on behalf of the full Board. The Executive Committee did not meet in 1994. The Audit Committee, consisting of Mr. Foster (Chair), Mrs. Bush, Mr. Carlisle and Mr. Cianchette, reviews with the internal auditor and the independent public accountants the scope and results of their audit and other services to the Company, reviews the adequacy of the Company's internal accounting controls and reports to the Board as necessary. The Audit Committee met three times in 1994. The Compensation Committee, consisting of Mr. Eames (Chair), Mr. Foster and Mrs. Dudman, reviews the Company's executive compensation and compensation policies in general, and makes recommendations to the full Board of Directors. The Compensation Committee met twice in 1994. The Investment Committee, consisting of Mr. Bullock (Chair) and Mr. Carlisle oversees the investments of the Company's pension programs. The Investment Committee met once in 1994. Mr. Briggs, as Chairman of the Board of Directors, serves ex officio on all standing committees except the Audit Committee and the Compensation Committee. The Board does not have a nominating or similar committee. Committee appointments will be reviewed after the Annual Meeting. The Executive Committee is elected by a majority of the full Board of Directors. Directors who are not employees of the Company appoint from their own number the members of the Audit Committee and the Compensation Committee. Other committee assignments are made by the Chairman of the Board.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table shows, for the fiscal years ending December 31, 1992, 1993 and 1994, the cash compensation paid by the Company to the Chief Executive Officer and to the only other executive officer whose total salary and bonus during 1994 exceeded $100,000:

SUMMARY COMPENSATION TABLE ANNUAL COMPENSATION

NAME AND PRINCIPAL POSITION       YEAR       SALARY    BONUS
--------------------------------------------------------------
Robert S. Briggs                  1994     $176,120    $1,588
Chairman of the Board, President  1993      175,711     1,137
and Chief Executive Officer       1992      154,465     9,181

Carroll R. Lee                    1994     $125,095    $1,134
Vice President Operations         1993      124,748       893
                                  1992      117,399     5,707

    Neither of the above named executive officers received "Other Annual Compensation" that meets the threshold reporting requirements nor did they receive any "Long-Term Compensation" or "Other Compensation".

    The executive officers participate in a defined benefit pension plan that is also applicable to all non-union employees. The following table sets forth estimated annual benefit amounts payable upon retirement to persons in specified compensation and benefit service classifications assuming their retirement at the normal retirement age (65) in 1995.

                             YEARS OF BENEFIT SERVICE
------------------------------------------------------------------------
AVERAGE
ANNUAL
COMPENSATION       5        10        15        20        25        30

------------------------------------------------------------------------
$ 50,000        $4,482    $8,963   $13,445   $17,926   $22,408   $26,890
  75,000         6,982    13,963    20,945    27,926    34,908    41,890
 100,000         9,482    18,963    28,445    37,926    47,408    56,890
 150,000        14,482    28,963    43,445    57,926    72,408    86,890
 200,000        14,482    28,963    43,445    57,926    72,408    86,890

    Compensation covered by the plan is total basic compensation exclusive of overtime, bonuses, and other extra, contingent or supplemental compensation, and is cash compensation plus compensation deferred pursuant to the Company's Section 401(k) Plan. The annual retirement benefit is the greater of the following:

a. The benefit accrued as of December 31, 1988 under a prior plan formula.
b. 2.0% "average annual compensation" minus 0.4% of "covered compensation", times years of "benefit service".

    The benefit may not be larger than limits set forth in IRC Section 415.

    "Average annual compensation" is computed using the 36 consecutive months yielding the highest average, and "benefit service" generally means years of employment after age 21 and one year of service, up to a maximum of 30 years. "Covered compensation" is the average (without indexing) of the Social Security Taxable Wage Bases for the 35 calendar years ending with the year an individual attains Social Security Normal Retirement Age. It is assumed that the taxable wage base in effect at the beginning of the plan calculation year will remain the same for all future years. The benefit amount is payable in a life annuity form in full upon retirement at age 62 and in propotionately reduced amounts upon termination down to age 55. The benefit service of the persons named in the Summary Compensation Table on the previous page (rounded to the nearest year) is: Mr. Briggs 15 years and Mr. Lee 21 years.

    In 1994, the Company amended its pension plans to provide an incentive for early retirement. For those employees who were members of a pension plan on February 1, 1994, six years were added to that member's age and benefit service. For each full month of employment following February 28, 1994, the additional age and benefit service will be reduced by one month. If Mr. Briggs or Mr. Lee were to retire before the additional age and benefit service provided by the early retirement program is fully reduced, they would receive enhanced benefits from the program.

    In addition to the foregoing, Mr. Briggs and Mr. Lee are parties to Supplemental Retirement Agreements with the Company under which additional retirement benefits are to be paid. The amount of the additional benefits payable upon retirement at age 62 is 20% of the officer's final annual salary per year for a period of fifteen years. These supplemental benefits are not funded, although the Company maintains insurance policies on the lives of Mr. Briggs and Mr. Lee that would reimburse the Company for the cost of the benefits upon the death of the covered officer.

    Mr. Briggs and Mr. Lee are parties to agreements under which in the event 1) of a change of control of the Company as defined in the agreements and 2) the covered party leaves the employment of the Company within one year after the change of control, he would be entitled to receive a payment equal to two years' salary based upon his average salary over the past five years. He would also be entitled to receive the Company's standard health, life insurance and disability benefits for a period of two years after leaving his employment as long as he remains unemployed.

    The executive officers also participate in a long-term disability income plan which is also applicable to all non-union employees. Under the plan, after 90 days of disability, employees are entitled to receive 66 2/3% of their basic monthly earnings up to a maximum monthly benefit of $5,000.

    Directors who are not employees of the Company are paid a fee of $500 per meeting for attendance at regular or special meetings of the Board, and $500 per meeting for attendance at committee meetings (unless the committee meeting is held the same day as another meeting for which a full meeting fee is paid, in which case the fee is $250). The directors are also paid an annual retainer of $6,000. Directors who are employees of the Company receive no fee for their services as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During 1994, the Compensation Committee of the Company's Board of Directors consisted of Mr. Eames, Mr. Foster and Mrs. Dudman.

    The Company purchases automotive and industrial supplies from time to time from N. H. Bragg & Sons, of which Mr. Eames is Chairman and a beneficial equity owner. In 1994, the Company's purchases from N. H. Bragg & Sons totalled approximately $76,729. The Company purchases petroleum products from
R. H. Foster, Inc., of which Mr. Foster is President and a beneficial equity owner. In 1994, the Company's purchases from R. H. Foster, Inc. totalled approximately $125,117. Because the Company is a regulated electric utility, under Maine law these transactions have been specifically reviewed and approved by the full Board of Directors and found not to be inconsistent with the interests of the Company's ratepayers.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company manages its compensation programs in a manner intended to attract, retain and motivate its people. Historically, salaries, including executive salaries, have been intended to be established at competitive levels, with progress within competitive ranges dependent upon qualifications, experience and individual performance.

    The Company has been shifting its compensation management to a system that relies on base salaries that are competitive, but that, especially at executive and senior management levels, depend more on incentive rewards for the achievement of predetermined performance criteria in order to earn compensation at higher levels within the competitive range.

    Through 1993, the base salary of each executive officer was determined primarily from a survey of electric utilities performed by professional benefits consultants for the Edison Electric Institute, a trade organization of the electric utility industry. The Compensation Committee has attempted for each executive officer, and specifically for Mr. Briggs, the Chief Executive Officer, to establish a base salary that is competitive with those base salaries paid to executive officers with comparable responsibilities at electric utilities of comparable size. In 1994, however, in recognition of increasing pressures on the Company's earnings and consistent with the policies applied to all Company employees at higher salary levels, the base salaries of all executive officers were frozen at 1993 levels. In addition, the Compensation Committee reviews the performance of the CEO, and the CEO's review of the performance of the other executive officers, and factors those reviews into the establishment of the base salaries. The CEO and the other executive officers also participate in peer review processes which, in the case of the CEO, is administered from time to time by the Compensation Committee.

    For each of the years reported in the Summary Compensation Table, the performance criteria against which incentive compensation is measured have varied somewhat.

    In 1991, the Board of Directors established an Incentive Bonus Plan applicable essentially to all full-time employees of the Company who were employed as of December 31, 1991 and who had completed at least six months of continuous service. Bonuses under the plan were payable based upon the actual spending in 1991 on operation and maintenance as compared to a predetermined target. The Board approved a total bonus payment for 1991 of $291,000 which was paid to employees in 1992. Under the plan, $50 was distributed to each eligible employee, and the remainder of the funds was paid to eligible employees as a percentage of their base earnings. Pursuant to the Plan, the named executive officers were awarded the following: Mr. Briggs, $2,181 and Mr. Lee, $1,707.

    The 1991 compensation packages established by the Board of Directors for Mr. Briggs and Mr. Lee included contingent compensation payable if the Company's 1991 operation and maintenance expense was below the target budget referred to above. Base salaries for 1991 were established at a level somewhat below those generally paid at comparably sized electric utilities in recognition of the severe downturn in the Northern New England economy and the need to control operation and maintenance expenses. In consideration of those facts, if the goal were met, Mr. Briggs was to be paid an additional $7,000 and Mr. Lee an additional $4,000. Since the goal was met, those executive officers were paid those designated amounts during 1992.

    For 1992, the Board of Directors established a new Incentive Bonus Plan based upon the attainment of pre-determined goals for service outages, customer satisfaction, earnings per share and expenses. During 1992, the Company met its performance objectives for service outages and partially succeeded in meeting the target for 1992 expenses. The other performance objectives for earnings per share and customer satisfaction were not met. In early 1993, the named executive officers were awarded the following under the 1992 Plan: Mr. Briggs, $1,137 and Mr. Lee, $893.

    In 1993, the Board established a separate Executive Bonus Plan applicable only to named executive officers. Performance targets for customer satisfaction, cost control an employee satisfaction were established, the achievement of which carried a maximum bonus of 1% of base earnings for each target. Additionally, targets were established for earnings and total stockholder return. For Mr. Briggs, achievement of those targets carried a potential maximum bonus of 3.5% of base earnings each and for Mr. Lee, the potential maximum bonus was 2.5%. No bonuses were paid pursuant to the cost control, earnings or total stockholder return targets. Partial awards were made under the customer satisfaction and employee satisfaction targets. In early 1994, the named executive officers were awarded the following under the 1993 Plan: Mr. Briggs, $1,588 and Mr. Lee, $1,134.

    The Incentive Bonus Plan established for 1994 included targets similar to those established for 1993. However, under the terms of the 1994 Plan, no awards could be made unless the Company achieved a threshold return on common equity of 9.5%. Since the Company did not earn the threshold return on equity, no payments were made pursuant to the 1994 Plan.

                             COMPENSATION COMMITTEE
                             G. Clifton Eames (Chair)
                             Robert H. Foster
                             Helen S. Dudman



PERFORMANCE GRAPH

    As shown in the line graph on the page eleven, for the period beginning December 31, 1989 through December 31, 1994, a comparison is made of the cumulative total returns for the Company, the Russell 2000 Index (a comparative broad market index) and the Edison Electric Institute ("EEI") Index of 100 investor-owned electric utilities (a comparative peer group index). The Russell 2000 index is an index composed of the smallest 2000 companies in a universe of the 3000 largest domestic publicly traded companies in terms of market capitalization.


                        Bangor Hydro-Electric Company
               Comparison of Five-Year Cumulative Total Return
            The Company, the Russell 2000 Index and the EEI Index

   -------------------------------------------------------------------
  |  NOTE: Included on the proxy sent to shareholders was a line      |
  | graph that depicted a Comparison of Five-Year Cumulative Total | | Return for Bangor Hydro-Electric Company, the Russell 2000 Index | | and the EEI Index, based upon the information in the following |
  |  table. This graph is not shown herein due to limitations of the  |
  |  EDGAR system.                                                    |
   -------------------------------------------------------------------

                   1989      1990     1991     1992     1993      1994

Bangor Hydro      $100.00   $108.28   $128.87  $154.96  $149.48  $ 88.19
                               8.28%    19.01%   20.24%   -3.53%  -41.01%

EEI Index         $100.00   $101.37   $130.64  $140.59  $156.22  $138.14
                               1.37%    28.87%    7.62%   11.12%  -11.57%

Russell 2000      $100.00    $80.49   $117.56  $139.21  $165.52  $162.51
                             -19.51%    46.05%   18.41%   18.91%   -1.82%



INDEPENDENT PUBLIC ACCOUNTANTS

   Coopers & Lybrand L.L.P., One Post Office Square, Boston, Massachusetts 02109, were the independent public accountants for the Company for the 1994 fiscal year and have been selected for the 1995 fiscal year. The Company expects that representatives of Coopers & Lybrand will be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.


STOCKHOLDER PROPOSAL RELATING TO THE TABULATION OF
 STOCKHOLDER VOTES (PROXY ITEM NO. 2)

John Jennings Crapo, P.O. Box 151, Cambridge, Massachusetts 02140-0002, beneficial owner of 177 shares of Common Stock of the Company, has asked that the following proposal, which Mr. Crapo intends to present at the annual meeting, along with the supporting statement, be set forth in this Proxy Statement. His proposal, verbatim, is as follows:


STOCKHOLDER PROPOSAL:

"Stockholders of Bangor Hydro-Electric Company command the Board of Directors of Bangor Hydro-Electric Company (the "Corporation") to adopt and implement a policy requiring all proxies, ballots, and voting tabulations that identify how stockholders voted be kept secret except when disclosure is mandated by law, such disclosure is expressly requested in writing by a stockholder or during a contested election for the Board of Directors of the Corporation, and that the tabulators and the inspectors be indepenent and not the employees of the Corporation.

"Employees for the purposes of this Proposal shall mean employees or any employee, officers or any officer of the Corporation and any employee/employees and officer/officers of the Corporation who are in the employ of another entity which has in it's governing body or it's management one or more Directors, Officers, or Employees of the Corporation."

STOCKHOLDER'S SUPPORTING STATEMENT

"Polling in which balloting is compulsorily maintained which assures the secrecy of the identity of the balloter and how s/he individually balloted is fundamental to the political system of the United States of America on a National Basis and of the States, on a state-wide basis. Reasons for the secrecy is to ensure balloters are not subjected to actual or perceived duressive pressure or intimidation. Therefore, we stockholders voting in person and by proxy ballot in a meeting of assembled stockholders as a stockholder meeting decree that this fundamental principle of secret balloting be applied to this public corporation.

"It is the proponent's belief that all stockholders need protections of secret balloting no less than voters in political elections. Proponent does not make any imputation that the Corporation Management has acted in a coercive manner in presenting this Proposal. The existence of the possibility it could even though it's unlikely it would be, in the opinion of this Proponent, is sufficient reason for the Proponent to justify secret balloting.

"This Proposal will permit stockholders to Voluntarily disclose their votes to managment by expressly authorizing such revelations on their proxy ballots. Stockholders may disclose their ballot selections to anyother person/s they may choose. This Proposal merely restricts the ability of the Corporation to have access to ballots of stockholders, once completed by stockholders, without the wriiten request of stockholders in question.

"Managment has various means available to it to determine actual ownership of shares held in street names. Why should stockholders have to transfer shares to nominees in order to attempt to maintain or assure secrecy. In proponent's opinion as a non-lawyer & not one represented by a lawyer, this Proposal's approbation is the way to ensure a truly secret ballot and to eliminate the appearance or possibility of retaliation against (a) stockholder(s) for voting her/his (their) concience(s)."


COMPANY'S RESPONSE

Although the adoption of such a policy will increase the cost of tabulating stockholder votes by some amount (as an example, an estimated $5,000 for the 1995 meeting), the Board of Directors is not opposed to the proposal. Accordingly, at its regularly scheduled meeting on February 15, 1995, the Board of Directors of the Company adopted the following resolution:

    RESOLVED that whenever an action shall require the vote of stockholders, the tabulations that identify the particular vote of a stockholder on all proxies, consents, authorizations and ballots shall be kept confidential, except as disclosure may be required (i) by applicable law, (ii) in pursuit or defense of legal proceedings,
         (iii) to resolve a bona fide dispute as to the authenticity of one or more proxies, consents, authorizations or ballots or as to the accuracy of any tabulation of such proxies, consents, authorizations or ballots, (iv) if an individual stockholder requests that his or her vote and identity be forwarded to the Company, or (v) in the event of a proxy or consent solicitation in opposition to the solicitation of the Board of Directors of the Company; and the receipt and tabulation of such votes will be by an independent third party not affiliated with the Company. Comments written on proxies, consents, authorizations and ballots will be transcribed and provided to the Secretary of the ompany without reference to the vote of the stockholder, except where such stockholder has requested that the nature of their vote be forwarded to the Company.

    The procedures outlined in the Resolution will be followed with respect to matters to be voted upon by stockholders, including the matters taken up at the Annual Meeting on May 17, 1995.

    The Board of Directors believed that by adopting the Resolution, it had implemented the policies suggested by Mr. Crapo in full and obviated the need for further consideration of Mr. Crapo's proposal. In subsequent communications, however, Mr. Crapo expressed his unwillingness to withdraw his proposal. Consequently, the proposal must be included in this proxy statement and stockholders must be provided an opportunity to vote on it by proxy.

    The Board of Directors is not opposed to the proposal, but otherwise has no recommendation.

VOTING PROCEDURES

    Under the Company's Certificate of Organization, as amended, the Board of Directors shall consist of not less than nine nor more than fifteen persons, the exact number to be fixed from time to time by the Board of Directors. The Certificate of Organization also requires that the directors be divided into three classes with staggered three-year terms and that the classes be nearly as equal in number as may be. At a meeting on March 23, 1994, the Board of Directors fixed the number of Directors at nine and divided them into three classes with three Directors in each class. The terms of the three Directors in Class III will expire at the time of the Annual Meeting. Under Maine law, those three candidates who receive the greatest number of votes cast at the meeting, even if they do not receive a majority of the votes cast, shall be deemed elected. Consequently, as long as votes are cast for at least three candidates, abstentions and broker non-votes will have no effect on the outcome of the election of Directors.

    With respect to the anticipated stockholder proposal (Proxy Item No. 2), an affirmative vote of a majority of the votes cast is required in order to adopt this proposal (assuming a quorum is represented at the meeting). Abstentions and broker non-votes are not counted for purposes of determining the result.

OTHER MATTERS

    The management has no knowledge of any other matter to come before or to be acted upon at the meeting. If, however, any other matter properly comes before the meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.


STOCKHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

    Any proposals of stockholders of the Company intended to be presented at the 1996 Annual Meeting must be received by the Company on or before December 2, 1995 for inclusion in the proxy statement and form of proxy relating to that meeting.


                           By Order of the Board of Directors,

                           Frederick S. Samp
                           Clerk



Bangor, Maine
March 31, 1995




                      BANGOR HYDRO-ELECTRIC COMPANY
                                   PROXY
                SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned hereby appoints Robert S. Briggs and Frederick S. Samp each or either of them, with full power of substitution, proxies to vote all of the stock of Bangor Hydro-Electric Company which the undersigned is entitled to vote at the annual meeting of the stockholders May 17, 1995, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement and upon such other business as may properly be presented.

(Continued)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC DIRECTIONS BELOW IF THE PROXY IS SIGNED AND RETURNED WITHOUT SUCH DIRECTIONS, IT WILL BE VOTED FOR ITEM 1 AND AS AN ABSTENTION WITH RESPECT TO ITEM 2.
---


                                         ---   Please Mark Your Votes
                                        |   |         As This
                                        | X |
                                         ---



          -------------  --------------   ----------------   -------------
              COMMON      4% PREFERRED    4 1/4% PREFERRED   7% PREFERRED


1.  Election of directors:

   FOR all nominees                 WITHHOLD AUTHORITY
   (except as noted below)            to vote for all
                                         nominees

                ---                        ---
               |   |                      |   |
               |   |                      |   |
                ---                        ---


  Carroll R. Lee   David M. Carlisle   Jane J. Bush

(INSTRUCTION: To vote for some but not all of the nominees, mark the FOR box and strike a line through the names of the nominees for whom you wish to withhold authority to vote.)



               2. Proposal of a stockholder instructing the Board
                  of Directors to adopt policy on tabulation of stockholder votes.

                                     FOR        AGAINST       ABSTAIN

                                    ---          ---           ---
                                   |   |        |   |         |   |
                                   |   |        |   |         |   |
                                    ---          ---           ---




                              Date:---------------------1995


                              -------------------------------


                              -------------------------------

                              Please sign exactly as name appears on back.
                              Executors, Administrators, Trustees, etc.
                              should so indicate when signing. Joint owners should each sign.